Exhibit 5.2

[Weil, Gotshal & Manges LLP Letterhead]

May 24, 2011

Sanofi

174, avenue de France

75013 Paris, France

Ladies and Gentlemen:

We have acted as counsel to Sanofi, a French société anonyme (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Post-Effective Amendment No. 1, dated the date hereof (the “Amendment”), to the Company’s Registration Statement on Form F-3 (File No. 333-165472), originally filed with the Commission on March 15, 2010 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of the proposed guarantee by the Company (the “Guarantees”) of $500,000,000 aggregate principal amount of 3.625% Senior Notes due 2015 and $500,000,000 aggregate principal amount of 5.000% Senior Notes due 2020 (collectively, the “Notes”) of Genzyme Corporation, a Massachusetts corporation and a wholly-owned subsidiary of the Company (the “Issuer”).

The Notes were issued pursuant to an Indenture, dated as of June 17, 2010, between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which was amended by the First Supplemental Indenture, dated as of June 17, 2010, among the Issuer, the subsidiary guarantor named therein and the Trustee, and the Guarantee and Second Supplemental Indenture, dated as of December 28, 2010, among the Issuer, Genzyme Europe B.V., as a subsidiary guarantor, and the Trustee (the indenture as so amended, the “Indenture”). The Guarantees will be issued pursuant to a Guarantee and Third Supplemental Indenture, among the Issuer, the Company and the Trustee (the “Third Supplemental Indenture”) and evidenced by a notation of guarantee issued by the Company (the “Notation of Guarantee”). The forms of the Notation of Guarantee and the Third Supplemental Indenture are attached as Exhibits 4.1 and 4.2, respectively, to the Amendment. The Indenture, the Third Supplemental Indenture and the Notation of Guarantee are collectively referred to herein as the “Documents.” The Guarantees may be issued and sold as set forth in the Amendment and the Consent Solicitation Statement and Prospectus contained therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Amendment; (iii) the form of

Third Supplemental Indenture; (iv) the form of Notation of Guarantee and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives the Company. We have also assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a valid and binding obligation of the Trustee and (iii) that the Trustee has the requisite power and authority to enter into and perform the Third Supplemental Indenture.

Further, we have assumed (i) that the Registration Statement is effective and the Amendment will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Guarantees are issued as contemplated by the Amendment, (ii) that the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement and the Amendment by reference, (iii) that the Guarantees will be issued in compliance with applicable foreign, federal and state securities laws and in the manner stated in the Amendment and (iv) that the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

Based on and subject to the foregoing, and subject to the qualifications stated herein, we are of the opinion that, assuming that the issuance and terms of the Guarantees and the terms of the offering have been duly authorized, when (i) the Third Supplemental Indenture and the Notation of Guarantee, in each case substantially in the form so filed have been duly executed, authorized and delivered by all parties thereto, (ii) the terms of the Guarantees to be issued under the Indenture as amended by the Third Supplemental Indenture and of their issuance and sale have been duly established in conformity with the Indenture as amended by the Third Supplemental Indenture so as not to violate any applicable law, affect the enforceability of the Guarantees or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Guarantees have been duly executed in accordance with the Indenture as amended by the Third Supplemental Indenture and evidenced by the Notation of Guarantee and issued and sold as contemplated in the Amendment, such Guarantees will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Amendment and to any and all references to our firm in the Consent Solicitation Statement and Prospectus which is a part of the Amendment.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

3